UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2009

THE AES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-12291	54-1163725
(State or other jurisdiction	Commission File Number	(I.R.S. Employer Identification
of incorporation)		No.)

4300 Wilson Boulevard, Suite 1100
Arlington, Virginia		22203
(Address of principal executive offices)		(Zip code)

(703) 522-1315

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                             Termination of a Material Definitive Agreement

 On March 19, 2009, two indirect wholly-owned subsidiaries of The AES Corporation (“AES” or the “Company”) and Kazakhmys PLC (“Kazakhmys”) mutually agreed to terminate the parties’ Stock Purchase Agreement and Management Agreement (each as defined below).  In connection with the termination of these agreements, the two AES subsidiaries and Kazakhmys have entered into a new agreement (the “2009 Agreement”).  Under the 2009 Agreement, Kazakhmys has agreed to pay the AES subsidiaries an $80 million earn-out payment for 2008 in April of 2009, and a $102 million payment in January of 2010.  Kazakhmys has agreed to post an investment grade letter or letters of credit as security for the January 2010 payment.

Background

In 2008, a subsidiary of AES (“AES Anturie”) sold certain businesses in Kazakhstan to Kazakhmys pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), including AES Ekibastuz LLP, AES Maikuben LLP and Maikuben West LLP.  In 2008, AES Anturie received initial consideration of approximately $1.1 billion from the sale.  Under the Stock Purchase Agreement, AES Anturie was also eligible to receive additional consideration of up to $381 million over three years in the form of earn-out payments, fixed deferred consideration, management fees and a capital expenditure program bonus.   At that time, Kazakhmys and another AES subsidiary (“AES Alberich”) entered into a management agreement under which AES Alberich would manage activities of these companies during the three year period from 2008 to 2010 inclusive (the “Management Agreement”).  The Stock Purchase Agreement and the Management Agreement were filed as exhibits 10.38 and 10.39 to the Company’s 2007 Form 10-K.

The 2009 Agreement

In addition to the $80 million and $102 million payments noted above, under the terms of the 2009 Agreement, the parties have agreed to terminate both the Stock Purchase Agreement and the Management Agreement, and have further agreed to a mutual release of prior claims.  The 2009 Agreement also provides for a 100 day disengagement period during which AES Alberich will provide assistance to Kazakhmys in connection with the transition of management of the operations of the previously sold entities from AES Alberich to Kazakhmys.  The 2009 Agreement also provides for the parties to enter into a further agreement to include additional detail on the terms governing the disengagement period.  If the further agreement is not entered into, the 2009 Agreement will continue in force.

Item 7.01               Regulation FD Disclosure.

As a result of the termination of the agreements described in Item 1.02 to this Form 8-K, the Company is modifying its diluted earnings per share guidance range for 2009.  The guidance range of $0.87 to $0.97 issued on February 27, 2009 is being increased to $1.03-$1.13 to reflect a $0.16 gain on the sale of the Kazakhstan businesses.

This information is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

Item 8.01               Other Events

The Company has determined that it will no longer provide excise tax gross-ups for new and materially amended employment contracts.

SIGNATURES

THE AES CORPORATION
(Registrant)

	By:	/s/ Victoria D. Harker
Name: Victoria D. Harker
Title: Executive Vice President and Chief
Financial Officer

Date: March 19, 2009